Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-effective Amendment No. 3 to Registration Statement No. 333-205645 of our report dated February 16, 2015 related to the consolidated financial statements of Welch Allyn Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014, appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York
August 27, 2015